Exhibit 10

Sandra Calman, M.D.

Dr. Calman,

Isolagen, Inc. is pleased to extend the following at-will employment offer to you to join the Company as Vice President and Chief Medical Officer. In this role of guiding and being responsible for the Clinical Research & Development of the Company’s product portfolio & pipeline, you will report to the Company’s Chief Executive Officer, be a member of the Office of the Chief Executive, work closely with key members of the Executive staff and play a critical role in our interaction with the research and investment communities.

In this role, you will be granted an annual salary, paid according to the Company policy, of $275,000.  In addition, you will receive an initial option grant to purchase 150,000 shares of Isolagen, Inc. stock on the terms and conditions set forth in a separate option agreement, as well as up to an additional 50,000 options when certain milestones are met.  (These milestones will be determined by the CEO).  In addition, Isolagen, Inc. will also offer you the potential of earning an annual bonus. The targeted annual bonus will be 50% of your base salary. The actual annual bonus may be higher or lower than 50% and will depend on the business’ and the individual’s performance.  In addition, the Company will provide relocation support up to $50,000.

You will be eligible to participate in the Company’s applicable employee benefit programs including but not limited to its vacation policy of which you are eligible for 4 weeks of paid vacation each year.  This offer is contingent upon your acceptance of the Company’s policies and procedures set forth in its Employee Handbook and Code of Ethics, as well as its confidentiality, invention and non-disclosure policies.

During your first year of employment your performance will be reviewed semi-annually and then annually thereafter.  Based upon your achievement of agreed upon goals and objectives, you will be eligible, again according to Company policy, for annual merit increases the amount of which will be determined in conjunction with Company, department and individual performance.

This letter represents an offer of employment with the terms outlined above. If a subsequent employment agreement is developed and agreed to, it will be considered an adjunct to this letter agreement.

Sandra, I very much look forward to working with you and building a great company. The position we are offering you is an incredibly important one where high performance and teamwork will be pivotal to the short and long term success of the business.  Isolagen is proud of its dedicated team of employees and is committed to achieving its goals, improving the health of its patients and fostering a creative and performance oriented work environment.  We are pleased to make this offer to you and look forward to welcoming you to the Isolagen team.

Sincerely,

Nicholas L. Teti, Jr.
Chairman & Chief Executive Officer,
Isolagen, Incorporated

Agreed and accepted by:

Sandra Calman, M.D.	Date